Exhibit 99.1

             Dayton Superior Corporation Completes $165.0
        Million Senior Second Secured Notes Private Placement


    DAYTON, Ohio--(BUSINESS WIRE)--June 10, 2003--Dayton Superior Corporation today announced the completion of its offering of $165.0 million of senior second secured notes in a private placement. The net proceeds of the offering were used to repay existing indebtedness under its credit facility.
    Dayton Superior Corporation, with annual revenues of $378 million, is the largest North American manufacturer and distributor of metal accessories and forms used in concrete construction and metal accessories used in masonry construction and has an expanding construction chemicals business. The Company's products, which are marketed under the Dayton Superior(R), Dayton/Richmond(R), Symons(R), American Highway Technology(R) and Dur-O-Wal(R) names, among others, are used primarily in two segments of the construction industry: non-residential buildings and infrastructure construction projects.

    "Certain statements made herein concerning anticipated future performance are forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements as a result of a number of important factors. Representative examples of these factors include (without limitation) the cyclical nature of nonresidential building and infrastructure construction activity, which can be affected by factors outside Dayton Superior's control, such as the general economy, governmental expenditures and changes in banking and tax laws; Dayton Superior's ability to successfully integrate acquisitions on a timely basis; the seasonality of the construction industry; and the amount of debt Dayton Superior must service. This list of factors is not intended to be exhaustive, and additional information concerning relevant risk factors can be found in Dayton Superior's Registration Statement on Form S-4, Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission."


    CONTACT: Dayton Superior Corporation
             Alan F. McIlroy, 937/428-7172
             Fax: 937/428-9115